150203

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20150179234-24**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **04/21/2015 1:45 PM**
	Entity Number **E0731622006-8**

Amendment to Certificate of Designation Before Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

Car Charging Group, Inc.

2. The original class or series of stock set forth:

Series B Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

The Board of Directors hereby designates ten thousand (10,000) shares of the preferred stock, par value $0.001 per share, of the Corporation as "Series B Preferred Stock", and the powers, designations, preferences and relative, participating, optional and other rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in this certificate of designation (this "Certificate of Designation").

See attached Amended Certificate of Designation of Series B Preferred Stock of Car Charging Group, Inc.

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B PREFERRED STOCK OF CAR CHARGING GROUP, INC.

PURSUANT TO SECTIONS 78.195 AND 78.1955 OF THE NEVADA REVISED STATUTES

Car Charging Group, Inc., a Nevada Corporation (the "Corporation"), **DOES HEREBY CERTIFY**:

The Corporation filed a Certificate of Designation or Preferences, Rights and Limitations of Series B Preferred Stock on June 29, 2012. No shares of such Series B Preferred Stock are currently outstanding. The Corporation desires to amend and restate the designations for the Series B Preferred Stock in their entirety as set forth herein.

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Articles of Incorporation, as amended, and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes, the Board of Directors adopted the following resolution on April 15, 2015 providing for the amendment and restatement in their entirety of the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 10,000 shares of Series B Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation (the "Articles of Incorporation") as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the 17,250,000 authorized but undesignated shares of the capital preferred stock of the Corporation, such series to be designated Series B Preferred Stock, to consist of 10,000 shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights.

TERMS OF SERIES B PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Bankruptcy Court" means the United States Bankruptcy Court for the District of Arizona, Phoenix Division.

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Change of Control" means the sale of all or substantially all the assets of the Corporation; any merger, consolidation or acquisition of the Corporation with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Corporation in one or more related transactions.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Confirmation Order" shall mean the "Findings of Fact, Conclusions of Law and Order (A) Approving the Debtors' Disclosure Statement on a Final Bases and (B) Confirming the Debtors' Joint Chapter 11 Plan of Reorganization" entered by the Bankruptcy Court on December 31, 2014, confirming the Plan, as the same may be amended or modified.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Price" shall have the meaning set forth in Section 6(c).

"Conversion Shares" means shares of Common Stock issuable upon conversion of Series B Preferred Stock. Such Conversion Shares may be resold in accordance with Rule 144 under the Securities Act of 1933, as amended. At any time following 6 months of issuance of the Series B Preferred Stock in the event that the Conversion Shares are not eligible to be sold pursuant to Rule 144 at the time of the conversion then the Corporation agrees to file a registration with the Securities & Exchange Commission to register the Conversion Shares.

"Fundamental Transaction" shall have the meaning set forth in Section 8.

"Holder" shall have the meaning set forth Section 2.

"Holder Redemption Request" shall have the meaning set forth in Section 7(a).

"Liquidation" shall have the meaning set forth in Section 5.

"Notice of Conversion" shall have the meaning set forth in Section 6(a).

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Plan" means that certain Debtors' Joint Chapter 11 Plan of Reorganization, as amended and confirmed by the United States Bankruptcy Court for the District of Arizona in the case of *In re Electric Transportation Engineering Corporation (d/b/a Ecotality North America), et al.*, case number 13-16126. In the event of any inconsistency between, on the one hand, the Plan and the Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan and, on the other hand, this Certificate, this Certificate shall control. For clarity, but without limitation, this Certificate satisfies the obligations in section 4.12(a)(iii)(2) to pay $825,000 and to give the Pledged Shares, and is given in lieu of the Stock Pledge Agreement, as those terms are defined in the Plan.

"Preferred Stock" shall have the meaning set forth in Section 2.

"Redemption Amount" shall have the meaning set forth in Section 7(b).

"Redemption Date" shall have the meaning set forth in Section 7(a).

"Series C Preferred Stock" means the shares of preferred stock with a stated value of $100 and an initial conversion price of $0.70 per share that were authorized pursuant to the Series C Certificate of Designation filed with the State of Nevada on December 23, 2014.

"Share Delivery Date" shall have the meaning set forth in Section 6(d).

"Stated Value" shall have the meaning set forth in Section 2.

"Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement by and between ECOtality, Inc., Corporation and Blink UYA, LLC that was approved as part of the confirmation of the Plan.

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market,

the New York Stock Exchange or the OTC Markets (or any successors to any of the foregoing).

"Trust Deposit" shall have the meaning ascribed to it in Section 4.12(a)(iii)(1) of the Plan, as modified by the Confirmation Order.

Any capitalized term used and not specifically defined herein shall have the meaning ascribed to it in the Plan, as modified by the Confirmation Order.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series B Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be up to 10,000 (which shall not be subject to increase without the mutual written consent of the Corporation, the holders of the Series C Preferred Stock and all of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $100 (the "Stated Value"). Preferred Stock shall be issued solely in accordance with the transactions contemplated by the Confirmation Order and for no other purpose.

Section 3. Dividends or Distributions.

a) The Holders shall not be entitled to receive dividends or distributions on the Preferred Stock.

b) For so long as the Preferred Stock remains outstanding, the Corporation shall not declare, pay or set aside any cash dividends on shares of any other class or series of capital stock of the Corporation while the Preferred Stock remains outstanding. For the avoidance of any doubt, the Series C Preferred Stock is entitled to dividends that are payable, at the Company's option, in either (i) shares of Series C Preferred Stock; or (ii) cash. Consistent with this Section 3(b), for so long as the Preferred Stock remains outstanding, the Company will not pay the dividends to the Series C Preferred Stock in cash but will only pay the dividends to the Series C Preferred Stock in additional shares of Series C Preferred Stock (consistent with Section 3(a)(i) of the Certificate of Designation for the Series C Preferred Stock. Such additional shares of Series C Preferred Stock will also be eligible for dividends only in additional shares of Series C Preferred Stock, and not cash, so long as the Preferred Stock remains outstanding.

c) For so long as the Preferred Stock is outstanding, the Corporation shall not declare a distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution").

Section 4. Voting Rights.

(a) The holders of the Preferred Stock shall have no voting power

whatsoever, unless and until such shares of Preferred Stock are converted to Common Stock, except as otherwise provided by Section 3(b), above, or Section 4(b), below.

(b) So long as any shares of Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the Series B Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) amend its certificate of incorporation or other charter documents that would change the rights, privileges, preferences of the Preferred Stock, (iii) increase the authorized number of shares of Preferred Stock, (iv); or (v) enter into any agreement with respect to the foregoing; which would materially and negatively impact the rights of the Holders.

Section 5. Liquidation. Upon any Fundamental Transaction, liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders and the Series C Preferred Stock, on a *pari passu* basis, shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount in cash equal to the Stated Value for each respective share of either Preferred Stock or Series C Preferred Stock before any distribution or payment shall be made to the holders of Series A Preferred Stock, any other class of preferred stock or common stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and the Series C Preferred Stock, in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Conversions at Option of Holder. On or after each such Redemption Date, provided that such shares of Preferred Stock have not been redeemed, that specific number of shares of Preferred Stock associated with such Redemption Date shall be convertible into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the

Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Upon Default. Notwithstanding the timeframe in Section 6(a) above, at any time on or after: (i) ten (10) days following a failure to make any payment due under the Tax Sharing Agreement (as defined in the Plan), unless such failure is cured within the applicable cure period; (ii) the enforcement of any rights arising from any security interests granted to support the Operating Line of Credit as described in section 4.12(b)(iii) of the Plan; or (iii) a Change of Control, the Holder shall be entitled to convert the Preferred Stock into Common Stock pursuant to this Section 6.

c) Conversion Price. The conversion price for the Preferred Stock shall equal the average closing price of the Corporation's Common Stock during the thirty (30) Trading Days immediately prior to each Conversion Date (the "Conversion Price").

d) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the

Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

Section 7. Redemption.

a) Redemption at Option of Holder.

i. The Holder shall be entitled to redeem: (a) 2,750 shares of Preferred Stock on December 31, 2016 (the "2016 Redemption Date"); (b) 2,750 shares of Preferred Stock on December 31, 2017 (the "2017 Redemption Date"); and (c) 2,750 shares of Preferred Stock on December 31, 2018 (the "2018 Redemption Date," together with the 2016 Redemption Date and the 2017 Redemption Date, the "Redemption Dates" and each a "Redemption Date") provided, however, that in the event of a Remaining Deposit Default, each Redemption Date shall be shortened by one year such that the 2016 Redemption Date shall now become December 31, 2015, the 2017 Redemption Date shall not become December 31, 2016 and the 2018 Redemption Date shall now become December 31, 2017. On each respective Redemption Date, the specific number of shares of Preferred Stock may be redeemed, at the request of the Holder, at a price equal to 100% of the Stated Value (the "Holder Redemption Request"). In the event that the Corporation chooses not to honor the Holder Redemption Request, the Holder shall be entitled to convert such shares of Preferred Stock that are

associated with each Redemption Date into Common Stock pursuant to the provisions in Section 6, above.

ii. Holders shall effect the redemption by providing the Corporation with the form of conversion notice attached hereto as Annex B (a "Holder Notice of Redemption"). Each Notice of Redemption shall specify the number of shares of Preferred Stock owned prior to the redemption at issue, which date may not be prior to the date the applicable Holder delivers by facsimile such Holder Notice of Redemption to the Corporation (such date, the "Holder Redemption Date"). If no Holder Redemption Date is specified in a Holder Notice of Redemption, the Holder Redemption Date shall be the date that such Holder Notice of Redemption to the Corporation is deemed delivered hereunder. No ink-original Holder Notice of Redemption shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Holder Notice of Redemption form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

iii. A Holder Notice of Redemption may be withdrawn at any time prior to the Corporation's acceptance and effectuation of the requested redemption.

b) Redemption at Option of the Corporation.

i. The Corporation will have the right, at the Corporation's option exercisable at any time and from time to time, to redeem all or any portion of the shares of Preferred Stock, at a price per share equal to 100% of the Stated Value (the "Redemption Amount"). In the event the Corporation redeems any shares of the Preferred Stock, the Holders of such redeemed shares shall be entitled to receive the Stated Value, in full.

ii. Upon receipt by any Holder of a notice of redemption at the option of the Corporation, such Holder will promptly submit to the Corporation such Holder's Preferred Stock certificates. Upon receipt of such Holder's Preferred Stock certificates, the Corporation will pay the Redemption Amount to such Holder in cash.

Section 8. Merger or Combination. If, at any time while this Preferred Stock is outstanding, the Corporation, directly or indirectly, in one or more related transactions effects any merger or other combination (a "Fundamental Transaction"), then the Holder shall have the right to receive, for and in lieu of each Conversion Share that would have been issuable upon

such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation.

Section 9. Miscellaneous.

a) Cancellation of the Series B Preferred Stock. Upon the occurrence of the "Termination Date" as defined in the Tax Sharing Agreement, each share of unconverted Preferred Stock and any outstanding Conversion Shares issued to and held by Holder, shall be deemed immediately cancelled and shall no longer be deemed to be issued and outstanding Preferred Stock.

b) Failure to Pay Remaining Deposit. If the Remaining Deposit, including any Additional Deposit, is not paid by the Deposit Deadline (as each such term is defined in the Confirmation Order, subject only to the agreement of the parties placed upon the record before the Bankruptcy Court on January 22, 2015) is not paid as provided for under the Confirmation Order, and the Trustee delivers a notice to the Corporation no later than May 1, 2015 of such failure to pay (a "Remaining Deposit Default"), then the Corporation shall issue additional shares of the Preferred Stock equal to amount of the Remaining Deposit and the Additional Amount that has not been paid divided by the Stated Value.

c) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii)

the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

d) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

e) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

f) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

g) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

j) Status of Converted, Redeemed or Cancelled Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the terms hereof. If any shares of Preferred Stock shall be converted, redeemed, cancelled or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Preferred Stock.

****

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Designation as of April 21, 2015.

____

Name: Michael Andrew Kinard

Title: President

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Car Charging Group, Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Preferred Stock owned prior to Conversion: ______________

Number of shares of Preferred Stock to be Converted: ______________

Number of shares of Common Stock to be Issued: ______________

Applicable Conversion Price: ______________________________

Number of shares of Preferred Stock subsequent to Conversion: ______________

Address for Delivery: ______________________________

or
DWAC Instructions:
Broker no: _________
Account no: _________

[HOLDER]

By:
Name:
Title:

ANNEX B

NOTICE OF REDEMPTION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO REDEEM SHARES OF PREFERRED STOCK)

The undersigned hereby elects to redeem the number of shares of Series B Preferred Stock of Car Charging Group, Inc., a Nevada corporation (the "Corporation") indicated below, according to the conditions hereof, as of the date written below. No fee will be charged to the Holders for any redemption.

Redemption calculations:

Date to Effect Redemption: ______________________________

Number of shares of Preferred Stock outstanding prior to Redemption: ______________

Applicable Conversion Price: ______________________

Redemption Amount to be Paid: ______________________________

Address or wire instructions for delivery of payment: ______________________

____

____

[HOLDER]

By:
Name:
Title